------
FORM 5                                U.S. SECURITIES AND EXCHANGE COMMISSION
------                                           Washington D.C.  20549
[  ] Check this box if            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     no longer Subject
     to Section 16.    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
[  ] Form 3 Holdings     Section 17(a) of the Public Utility Holding Company Act of 1935 or
     Reported                     Section 30(f) of the Investment Company Act 1940
[  ] Form 4 Holdings
     Reported
--------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|    Bullock,     Kathryn         R.     |  C&D TECHNOLOGIES, INC.    (CHP)            |                                       |
|----------------------------------------|---------------------------------------------| ___ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS or Soc. Sec. No.|4.Statement for Month/|                                       |
|                                        |  of Reporting Person |  Year                | _X_ Officer (give  ___ Other          |
|    c/o C&D Technologies, Inc.          |  (Voluntary)         |                      |       title below)     (Specify below)|
|    1400 Uniom Meeting Road             |                      |                      | Vice President, Technology            |
|                                        |                      |         1/01         |                                       |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|    Blue Bell,      PA     19422        |                      |                      | _X_ Form filed by One Reporting Person|
|                                        |                      |                      |                                       |
|                                        |                      |                      | ___ Form filed by More than One       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or    |5.Amount of    |6.       |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)             |  Securities   |Ownership|  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)           |  Beneficially |Form Dir.|  Beneficial   |
|                            |             |          |------------------------------|  Owned at End |(D) or   |  Ownership    |
|                            |             |          |               |(A) |         |  of Issuer's  |Ind. (I) |  (Instr. 4)   |
|                            |             |          |               |    |         |  Fiscal Year  |         |               |
|                            |             |Code      |     Amount    |(D) |  Price  |  (Instr. 3&4) |         |               |
|----------------------------|-------------|----------|---------------|----|---------|---------------|---------|---------------|
| Common Stock               |             |          |               |    |         |   426.73 (1)  |    I    |By 401(k) Plan |
|----------------------------|-------------|----------|---------------|----|---------|---------------|---------|---------------|
| Common Stock               |             |          |               |    |         |               |         |               |
|----------------------------|-------------|----------|---------------|----|---------|---------------|---------|---------------|
| Common Stock               |             |          |               |    |         |               |         |               |
|----------------------------|-------------|----------|---------------|----|---------|---------------|---------|---------------|
| Common Stock               |             |          |               |    |         |               |         |               |
|----------------------------|-------------|----------|---------------|----|---------|---------------|---------|---------------|
| Common Stock               |             |          |               |    |         |               |         |               |
|----------------------------|-------------|----------|---------------|----|---------|---------------|---------|---------------|


Reminder: Report of a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)
                                                                   SEC1474(7-96)
                                                                    PAGE: 1 of 2

FORM 5 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible security)
--------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|saction  |  Derivative     |Exercisable|  or Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

(1) Between January 1, 2001 and January 31, 2001 the reporting person acquired
    118.525 shares of C&D Technologies, Inc. Common Stock under the C&D Technologies 401(k) plan.




                                       /s/ Kathryn R. Bullock         2/27/01
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                  PAGE 2
                                                                  SEC1474 (7-96)